   As filed with the Securities and Exchange Commission on December 11, 1997
                                                Registration No. 333-
------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     --------------------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                             SFX BROADCASTING, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                     --------------------------------------

               DELAWARE                                    13-3649750
   (State of Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)

                        150 EAST 58TH STREET, 19TH FLOOR
                            NEW YORK, NEW YORK 10155
         (Address, Including Zip Code, of Principal Executive Offices)
                     --------------------------------------

            Stock Option Agreement, dated December 17, 1996, between
                SFX Broadcasting, Inc. and Robert F.X. Sillerman
                            (Full Title of the Plan)
                     --------------------------------------


                             Robert F.X. Sillerman
                               Executive Chairman
                        150 East 58th Street, 19th Floor
                            New York, New York 10155
                                 (212) 407-9191
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent For Service)


                                with copies to:

                                Howard Berkower
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 751-5700
                     --------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                             PROPOSED
                                              MAXIMUM      PROPOSED MAXIMUM   AMOUNT OF
TITLE OF SECURITIES TO BE   AMOUNT TO BE   OFFERING PRICE     AGGREGATE      REGISTRATION
        REGISTERED         REGISTERED (1)    PER SHARE      OFFERING PRICE       FEE
-------------------------  --------------  --------------  ----------------  ------------
Class A Common Stock           75,000         $ 27.25        $ 2,043,750       $ 602.91

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional shares of Class A Common Stock as may be issuable by reason of the operation of the anti-dilution provisions of the options granted under the Stock Option Agreement.

-------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of Class A Common Stock of SFX Broadcasting, Inc. by the selling stockholder named therein.

                                   PROSPECTUS
                              UP TO 75,000 SHARES
                                       OF
                             CLASS A COMMON STOCK,
                           PAR VALUE $.01 PER SHARE,
                                       OF
                             SFX BROADCASTING, INC.


         This Prospectus relates to an aggregate of up to 75,000 shares of common stock, par value $.01 per share (the "Class A Common Stock"), of SFX Broadcasting, Inc., a Delaware corporation (the "Company"), which shares of Class A Common Stock are held by an individual who may be deemed to be an "affiliate" of the Company as defined by Rule 405(a) of Regulation C of the Securities and Exchange Commission (the "Commission"), and which shares of Class A Common Stock may be offered from time to time by the selling stockholder named herein (the "Selling Stockholder"), including his transferees. See "Selling Stockholder." Shares of Class A Common Stock offered hereby were acquired by the Selling Stockholder pursuant to a Stock Option Agreement, dated December 17, 1996, between the Company and the Selling Stockholder. Sales to be made pursuant to this Prospectus are to be made on the Nasdaq National Market or any national securities exchange on which the shares of Class A Common Stock trade, at the price then available at the time of sale, or (i) through privately negotiated transactions directly with purchasers or (ii) through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or commissions from the Selling Stockholder and/or purchasers of the Class A Common Stock for whom they act as agent. It is anticipated that the underlying shares will be sold to a broker dealer at prices, and for compensation, to be negotiated between the Selling Stockholder and such broker dealer. The broker dealer may retain such shares or resell such shares (or any interest therein) in any legal manner. The prices and compensation for such sale are being negotiated based in part on trading in the stock and in connection with a contract proposed to be entered into between the broker dealer and the Selling Stockholder. The contract will relate to the value of shares of SFX Entertainment (as herein defined) if and when issued as a dividend in the Spin-Off (as herein defined). See "Recent Developments" and "Plan of Distribution." This Prospectus also relates to such additional shares of Class A Common Stock as may be issued to the Selling Stockholder as a result of future stock adjustments in respect of the shares of Class A Common Stock covered hereby.

         The Selling Stockholder and any broker or dealer that participates in the distribution of the shares of Class A Common Stock offered hereby may be deemed to be "underwriters," as that term is construed within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any profit on the sale of the shares of Class A Common Stock by them and any discounts and commissions received by such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will not receive any part of the proceeds from sales made hereunder. All expenses of registration incurred in connection with the offering being made of this Prospectus are being borne by the Company, but any brokerage commissions and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

         The Class A Common Stock trades on the Nasdaq National Market, and on December 9, 1997, the last practicable date preceding the date of this Prospectus, the last reported sales price of a shares of Class A Common Stock was $77.50.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 11, 1997

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the Commission's facilities referred to above and at the public reference facilities at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W. Washington, D.C. 20006.

         The Company has filed a registration statement on Form S-8 (herein, collectively, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement including the exhibits filed as a part thereof and otherwise incorporated therein.

         Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The following documents filed with the Commission incorporated in this Prospectus by reference:

         (A) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (B) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

         (C) The Company's Current Reports on Form 8-K dated January 17, 1997, January 21, 1997, January 22, 1997, January 27, 1997,
                  April 15, 1997, June 16, 1997, July 11, 1997, August 25, 1997
                  and December 11, 1997 and the Company's Current Report on Form 8-K/A dated June 16, 1997; and

         (D) The description of the Class A Common Stock contained in the Registration Statement on Form 8-A (File No. 0-22486) filed with the Commission on September 29, 1993 and any subsequent amendment thereto filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of shares of Class A Common Stock hereunder shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement.

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement filed with the Commission (of which this Prospectus is a part) from a document or part thereof not delivered with the Prospectus, but not including exhibits to the document unless such exhibits are specifically incorporated by reference. Requests for such information should be directed to SFX Broadcasting, Inc. at the Company's executive offices located at 150 East 58th Street, New York, New York 10155 (telephone number (212) 407-919), Attention:
Secretary.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION GIVEN WHICH IS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              RECENT DEVELOPMENTS

         On August 24, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with SBI Holdings Corporation ("Buyer") and SBI Radio Acquisition corporation pursuant to which the Company will become a wholly owned subsidiary of Buyer (the "Merger"). In the Merger, holders of the Company's Class A Common Stock will receive $75.00 per share and the holders of the Company's Class B Common Stock will receive $97.50 per share, subject to adjustment under certain circumstances. Pursuant to the Merger Agreement, the Company intends to spin-off (the "Spin-Off") its concert promotion and venue operation business ("SFX Entertainment") pro-rata to its stockholders and the holders of certain warrants prior to the effective time of the Merger. In general, the receipt of cash by the Company's stockholders pursuant to the Merger and the receipt of stock in the Spin-Off, will be taxable events for stockholders.

         The Company is presently in advanced negotiations for the acquisitions of several substantial businesses in the live entertainment and related businesses with an aggregate purchase price of approximately $500,000,000 (the "Pending Acquisitions"). The Company intends to finance a portion of the Pending Acquisitions by issuing rights to receive the common stock of SFX Entertainment upon the consummation of the Spin-Off. The values ascribed to the SFX Entertainment common stock in the agreements relating to the Pending Acquisitions will be based upon certain financial projections developed jointly by the Company and the respective sellers and it is expected that such values will be greater than the book value of the SFX Entertainment common stock at the time the Pending Acquisitions are consummated. There is presently no trading market for the SFX Entertainment common stock and there can be no assurance that the assumptions upon which such valuations are based will, in fact, be correct and that such valuations will approximate the actual trading price of the SFX Entertainment common stock.

         SFX Entertainment intends to finance the cash portion of the Pending Acquisitions through a combination of privately-placed debt and borrowings under a bank credit facility. There can be no assurance that definitive agreements for these acquisitions will be entered into, financing to consummate the acquisitions will be available on terms satisfactory or at all or that the acquisitions will be consummated. While there can be no assurance, management believes that financing on satisfactory terms will be available.

         The consummation of the Merger and/or the Spin-Off is subject to certain conditions and the receipt of certain consents including, among other things, the approval of the Company's common stock voting together as a single class, the approval of each of the Class A Common Stock and Series D preferred stock, voting separately as a class, and the consents of the holders of the Series E preferred stock and certain of the Company's outstanding notes. In addition, the Merger is subject to the receipt of certain regulatory approvals.

         The Company anticipates that the Merger will be consummated in the second quarter of 1998 and that the Spin-Off will occur prior thereto. There can be no assurance that the various approvals or consents will be given or that the conditions to consummating the Merger will be met or that the Spin-Off will occur as presently contemplated or at all.

                                  RISK FACTORS

         An investment in the shares of Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully, in addition to the other information contained in and incorporated in this Prospectus (including the financial statements and notes thereto), the following factors in connection with an investment in the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties include limitations on the consummation of the Merger and the Spin-Off, leverage, limitations on the payment of dividends, regulation of radio broadcasting and other factors, and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, those discussed below, as well as those contained in the information incorporated by reference herein.

PENDING MERGER AND SPIN-OFF

         The Company has entered into the Merger Agreement pursuant to which, among other things, each share of Class A Common Stock is to receive $75.00 cash (subject to adjustment under certain circumstances) and one share of Class A common stock in SFX Entertainment, in the event that the Spin-Off is consummated. Consummation of the Merger is subject to a number of conditions, some of which are beyond the Company's control. No assurance can be given that the Merger will be consummated. The trading price of the shares of Common Stock may be significantly impacted in the event that the Merger is not consummated and the Merger Agreement is terminated. See "Recent Developments". See the Company's Current Report on Form 8-K dated August 25, 1997 for a description of the Merger Agreement.

         The consummation of the Spin- Off is subject to a number of conditions, including shareholder approval of certain amendments to the Company's charter. No assurance can be given that the Spin-Off will be consummated. If the Spin-Off is not consummated Buyer will have the right, but not the obligation, to acquire SFX Entertainment at a price the management believes to be below its fair value.

Extensive Regulation of Radio Broadcasting

         Adoption of the Telecommunications Act of 1996 (the "Telecom Act") eliminated the national limits and liberalized the local limits on radio station ownership by a single company. However, the United States antitrust authorities are increasingly scrutinizing acquisitions of radio stations and the entering into of joint sales agreements ("JSAs") and local market agreements ("LMAs"). There can be no assurance that policy and rule-making activities of the United States antitrust authorities will not impact the Company's operations (including existing stations or markets) or its ability to realize the benefits that management had anticipated obtaining following the adoption of the Telecom Act.

         The radio broadcasting industry is subject to extensive regulation by the Federal Communications Commission (the "FCC"). In particular, the Company's business depends on its continuing to hold, and, in connection with acquisitions of radio stations, on its obtaining prior FCC consent to assignments or transfers of control of, broadcasting station operating licenses issued by the FCC. There can be no assurance that the Company's licenses will be renewed or that the FCC will approve future acquisitions or dispositions. In addition, the number and locations of radio stations the Company may acquire is limited by FCC rules and will vary depending upon whether the interests in other radio stations or certain other media properties of certain individuals affiliated with the Company are attributable to those individuals. The issuance of shares of Class A Common Stock, including those issuable pursuant to the conversion of other securities of the Company and pursuant to all other rights, options or warrants to purchase Class A Common Stock, that would cause Robert F.X. Sillerman, a Director of the Company and the Executive Chairman of the Company, to hold directly voting stock of the Company representing less than 50% of the total voting power of the Company would require the Company to seek and obtain the consent of the FCC.

         The Congress and/or the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's radio broadcast stations, result in the loss of audience share and advertising revenues for the Company's radio broadcast stations, and affect the ability of the Company to acquire additional radio broadcast stations or finance such acquisitions. In particular, the FCC has outstanding a notice of proposed rulemaking that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) restricting the availability of the single majority stockholder exemption, (ii) increasing the amount of stock an investment company can own without attribution, (iii) attributing, under certain circumstances, certain interests such as non-voting stock or debt and (iv) attributing, under certain circumstances, JSAs.

SUBSTANTIAL LEVERAGE

         In connection with its acquisitions of radio stations, the Company has incurred significant amounts of indebtedness. The degree to which the Company is and may become leveraged could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on its debt and dividends on capital stock and will not be available for other purposes, (iii) the agreements governing the Company's debt contain or are expected to contain restrictive financial and operating covenants, and the failure by the Company to comply with such covenants could result in an event of default under the applicable instruments, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions and (iv) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility, than the Company.

         The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance, its debt and to make dividend and redemption payments on its capital stock depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the radio stations to be acquired and the integration of these stations into the Company's operations. The Company's borrowings under the senior credit facility may be at variable rates of interest, which will result in higher interest expense in the event of increases in interest rates. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount that enables the Company to service its debt, to make dividend, conversion and redemption payments and to make necessary capital or other expenditures. The Company may be required to refinance a portion of the principal amount of its debt or the aggregate liquidation preference of the outstanding preferred stock prior to their maturities. There can be no assurance that the Company will be able to raise additional capital through the sale of securities, the disposition of radio stations or otherwise for any such refinancing.

HISTORICAL LOSSES

         Although the Company had net income of $1.8 million for the year ended December 31, 1994, the Company had net losses of $15.4 million (unaudited), $50.9 million, $4.4 million and $17.8 million for the nine months ended September 30, 1997, and the years ended December 31, 1996, 1995 and 1993, respectively. Depreciation and amortization relating to past acquisitions and future acquisitions, interest expenses under the Company's debt and dividend payments will continue to affect the Company's net income (loss) in the future. There is no assurance that losses will not continue or that the Company will become profitable in the future.

CHANGE OF CONTROL

         Upon the occurrence of a change of control (as defined in the applicable document) of the Company, the holders of certain preferred stock or certain debt instruments will have the right, subject to certain conditions and restrictions, to require the Company to repurchase their securities at a price equal to 101% of the aggregate liquidation preference or the aggregate principal amount thereof, as applicable, plus accrued and unpaid dividends or interest, as applicable, to the date of repurchase. The repurchase price is payable in cash. In addition, a change of control may constitute a default under the Company's senior credit facility. If a change of control were to occur, due to the highly leveraged nature of the Company, the Company might not have the financial resources to repay all of its obligations under any indebtedness that would become payable upon the occurrence of such change of control. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules require the prior consent of the FCC to any change of control of the Company. See "--Extensive Regulation of Radio Broadcasting" and "--Substantial Leverage; Inability to Service Obligations."

COMPETITION

         The radio broadcasting industry is highly competitive, and the Company's stations are located in highly competitive markets. Each of the Company's stations competes for audience share and advertising revenue directly with other FM and AM radio stations, as well as with other media, within its respective market. The financial results of each of the Company's stations are dependent to a significant degree upon its audience ratings and its share of the overall advertising revenue within the station's geographic market. The Company's audience ratings and market share are subject to change, and any adverse change in audience rating or market share in any particular market could have a material and adverse effect on the Company's net revenues. Although the Company competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format, or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require the Company to incur increased promotional and other expenses. In addition, certain of the Company's stations compete, and in the future other stations may compete, with groups of stations in a market operated by a single operator. As a result of the Telecom Act, the radio broadcasting industry has become increasingly consolidated, resulting in the existence of radio broadcasting companies which are significantly larger, with greater financial resources, than the Company. Furthermore, the Telecom Act will permit other radio broadcasting companies to enter the markets in which the Company operates or may operate in the future. Although the Company believes that each of its stations is able to compete effectively in its market, there can be no assurance that any of the Company's stations will be able to maintain or increase its current audience ratings and advertising revenue market share. The Company's stations also compete with other advertising media such as newspapers, television, magazines, billboard advertising, transit advertising and direct mail advertising. Radio broadcasting is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems or the introduction of digital audio broadcasting. The Company cannot predict the effect, if any, that any of these new technologies may have on the radio broadcasting industry.

DEPENDENCE ON ECONOMIC FACTORS

         Because the Company derives substantially all of its revenue from the sale of advertising time, economic conditions that affect advertisers may adversely affect its revenues. In particular, because approximately 75% of the Company's revenue has generally been derived from local advertisers, operating results in individual geographic markets will be adversely affected by local or regional economic downturns. These economic downturns might adversely impact the Company's financial condition and results of operations. In addition, other factors may affect radio stations' revenues, such as: (i) the popularity of programming, including programming such as sports programming where the Company makes long-term commitments; (ii) regulatory restrictions on types of programming or advertising; (iii) competition within national, regional or local markets from programming on other stations or from other media; (iv) loss of market share to other technologies; and (v) challenges to license renewals.

CONTROL BY MANAGEMENT

         As of November 30, 1997, Robert F.X. Sillerman, a Director of the Company and the Company's Executive Chairman, may be deemed to be the beneficial owner of approximately 58.4% of the combined voting power of the Company, and Mr. Sillerman and other members of the Company's management may be deemed to be the beneficial owners of approximately 60.0% of the combined voting power of the Company.

         The Class A Common Stock has one vote per share on all matters, whereas the Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), has ten votes per share except in certain matters. Accordingly, management currently is able to control the vote on all matters except (i) in the election of directors, with respect to which the holders of the Class A Common Stock are entitled to elect, by a class vote, two sevenths (2/7) of the Company's directors (or if such number of directors is not a whole number, the next higher whole number), (ii) in connection with any proposed "going private" transaction between the Company and Mr. Sillerman or his affiliates, with respect to which the holders of the Class A Common Stock and the Class B Common Stock vote as a single class, with each share of Class A Common Stock and of Class B Common Stock entitled to one vote per share and (iii) as otherwise provided by law. In addition, if dividends on the 6.5% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 ("Series D Preferred Stock") or the 12.625% Series E Cumulative Exchangeable Preferred Stock (the "Series E Preferred Stock") are unpaid in an aggregate amount equal to six full quarterly dividends and in certain other circumstances, the holders of the series of preferred stock on which dividends are unpaid will be entitled to elect two additional members of the Board of Directors of the Company. The control of the Company by management may have the effect of discouraging certain types of change-of-control transactions, including transactions in which the holders of capital stock of the Company might otherwise receive a premium for their shares over the then-current market price. See "Description of Common Stock."

POTENTIAL CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

         Mr. Sillerman and other members of the Company's management have direct and indirect investments and interests in Triathlon Broadcasting Company ("Triathlon"), a publicly-traded company, which owns and operates radio stations, including stations that are in the same market as certain of the Company's radio stations. These investments and interests (and any similar investments and interests in the future) may give rise to certain conflicts of interest as well as to potential attribution under FCC rules or invocation of the FCC's cross-interest policy, which could restrict the Company's ability to acquire radio stations in certain markets. See "--Extensive Regulation of Radio Broadcasting." Pursuant to a consulting and marketing agreement with Triathlon, The Sillerman Companies, Inc. ("TSC"), an affiliate of Mr. Sillerman and Howard
J. Tytel, a Director of the Company and an Executive Vice President of the Company, is obligated to offer to Triathlon any radio broadcasting opportunities that come to its attention in medium and small markets located west of the Mississippi River. The Company does not intend to pursue acquisitions in the medium and small markets in the Midwest and Western regions of the United States on which Triathlon primarily focuses, except for radio stations owned by the Company in the Wichita, Kansas market, a market in which Triathlon has radio station ownership interests. On April 15, 1996, the Company was assigned the rights to receive fees for consulting and marketing services payable by Triathlon, except for fees relating to certain transactions pending at the date of such agreement, and the Company terminated an arrangement pursuant to which

TSC's contractual predecessor, Sillerman Communications Management Corporation("SCMC"), performed financial consulting services for the Company.

         SCMC has acted from time to time as the Company's financial advisor since the Company's inception. SCMC and TSC are controlled by Mr. Sillerman, and Messrs. Sillerman and Tytel are officers and directors of SCMC and TSC. SCMC acts in similar capacities for Triathlon, which may seek to participate in business opportunities which may be suitable for the Company.

RELIANCE ON KEY PERSONNEL

         The Company's business is dependent to a significant extent upon the performance of certain key individuals, including Mr. Sillerman, Michael G. Ferrel, a Director of the Company and the Company's Chief Executive Officer, and D. Geoffrey Armstrong, a Director of the Company and an Executive Vice President of the Company. The Company has entered into a five-year employment agreement with Mr. Sillerman, effective as of January 1997, a five-year employment agreement with Mr. Ferrel, effective as of November 1996, and a five-year employment agreement with Mr. Armstrong, effective as of April 1995. There can be no assurance that the services of Messrs. Sillerman, Ferrel or Armstrong will continue to be provided for the term of such agreements. Pursuant to Mr. Armstrong's employment agreement, he has the right to terminate the agreement under certain circumstances, and, in connection with such termination, to receive substantial payments. Messrs. Sillerman's and Armstrong's employment agreements require that they devote substantially all of their business time to the business and affairs of the Company, except that Mr. Sillerman's agreement permits him to fulfill his obligations as a director and officer of companies in which he served in such capacities as of the date of his employment agreement and to devote a portion of his business time to personal, non-broadcast investments or commitments or to certain broadcast investments. The loss of the services of Messrs. Sillerman, Armstrong or Ferrel could have a material adverse effect on the Company.

         In addition, the Company has entered into employment agreements with certain of the high-profile on-air personalities. However, there can be no assurance that the Company will be able to retain any of these employees or prevent them from competing with the Company in the event of their departure.

NO TRANSFER OF CAPITAL STOCK TO ALIENS

         The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules of the FCC to prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% of the voting rights it represents (this percentage, however, is 20% in the case of those subsidiaries of the Company that are direct holders of FCC licenses), by or for the account of non-U.S. citizens or their representatives or a foreign government or a representative thereof or a corporation organized under the laws of a foreign country ("Aliens") or corporations otherwise subject to domination or control by Aliens. This restriction is in accordance with the Communications Act and the rules of the FCC, which prohibit ownership of more than 25% of the Company's outstanding capital stock, or more than 25% (20% in the case of subsidiaries of the Company that directly hold FCC licenses) of the voting rights it represents, by Aliens. As of June 18, 1997, based upon reports filed with the Commission, the Company believes that there are 1,071,429 shares of Class A Common Stock held by Nomura Holdings America, Inc. ("Nomura"), representing 12.8% of the outstanding shares of Class A Common Stock and 5.6% of the combined voting power of the Company. Because a substantial portion of the common stock of Nomura is owned and voted by Aliens, the Company, in order to comply with the requirements of the Communications Act and the rules and regulations of the FCC promulgated thereunder, may decide not to permit or recognize any issuance or transfer of its common stock to an Alien. Failure to comply with these rules and regulations could result in the imposition of penalties on the Company. This restriction on transfers to Aliens may adversely affect the market for the Company's securities. In addition, the Certificate of Incorporation provides that shares of capital stock of the Company determined by the Board of Directors to be owned beneficially by an Alien will always be subject to redemption by the Company by action of the Board of Directors to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions of the Communications Act and the FCC rules and regulations.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         The Company has not paid any dividends on its Common Stock since its inception in 1992 and does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained by the

Company to fund its growth. Certain of the Company's debt instruments and certificates of designations with respect to its preferred stock include covenants restricting the Company's ability to pay dividends or to make certain other distributions to stockholders. The Company is a holding company, substantially all of the operations of which are conducted through subsidiaries. The ability of such subsidiaries to pay dividends is subject to applicable state law and certain other restrictions.

MARKET RISK WITH RESPECT TO COMMON STOCK; CERTAIN INVESTMENT LIMITATIONS

         The shares of Class A Common Stock are quoted on the Nasdaq National Market. However, the prices at which the shares of Class A Common Stock trade may depend upon many factors, including markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Company. No assurance can be given that a holder of the shares of Class A Common Stock of the Company will be able to sell such shares at any particular price. Certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the shares of Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE AND POSSIBLE ADVERSE EFFECT THEREOF

         As of December 8, 1997 there were approximately 8,974,762 shares on Class A Common Stock and approximately 1,047,037 shares of Class B Common Stock of the Company issued and outstanding. Of these outstanding shares, approximately 1.6 million shares of Class A Common Stock and approximately .8 million shares of Class B Common Stock are "Restricted Securities," as that term is defined in Rule 144 promulgated under the Securities Act. Of such shares, the Company believes that approximately 1.3 million shares of Class A Common Stock and all of the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock are currently eligible for sale in the open market under Rule 144 (subject to the limitations set forth therein). In addition, the shares of Class A Common Stock held by Nomura have one demand and certain piggy-back registration rights which expire on October 7, 2000. Approximately 77,944 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options and warrants) and approximately 208,810 shares of Class B Common Stock issued in an acquisition by the Company which was consummated in November 1996 are subject to restrictions on resale under Rule 145 ("Rule 145") promulgated under the Securities Act. In addition, each of the 2,990,000 outstanding shares of Series D Preferred Stock is convertible at the option of the holder thereof into
1.0987 shares of Class A Common Stock (subject to adjustments in certain events) at any time prior to the close of business on May 31, 2007, the maturity date of the Series D Preferred Stock. The Company has filed a registration statement with the Commission with respect to the resale by the holders thereof of the shares of Series D Preferred Stock, the shares of Class A Common Stock issuable upon conversion thereof and the Exchange Notes issuable upon the exchange thereof. Such registration statement was declared effective in July 1996. The sale, or availability for sale, of substantial amounts of shares of stock of the Company in the public market pursuant to Rule 144, Rule 145 or otherwise could adversely affect the prevailing market price of the shares of Class A Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities.

POSSIBLE ADVERSE IMPACT OF AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK AND DELAWARE LAW

         The Company has 100,000,000 shares of Class A Common Stock, 10,000,000 shares-of Class B Common Stock, 1,200,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), and 10,010,000 shares of preferred stock, par value $.01 per share, authorized, of which approximately 8,974,762 shares of Class A Common Stock, 1,047,037 shares of Class B Common Stock, no shares of Class C Common Stock and 5,243,000 shares of preferred stock are outstanding as of December 8, 1997. Pursuant to the Certificate of Incorporation, the unissued shares of preferred stock shall have such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company. Accordingly, the Board of Directors of the Company is empowered, without stockholder approval, to issue stock preferred stock with liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the then outstanding shares of stock of the Company. In addition, the Board of Directors of the Company may authorize the issuance of substantial amounts of shares of common or preferred stock, as a financing technique or otherwise, the effect of which would be to dilute the economic and voting rights of existing stockholders and might adversely affect the prices at which the shares of Class A Common Stock trade. The Board of Directors of the Company could use the issuance of additional shares of capital stock of the Company as a method of discouraging, delaying or preventing a change in control of the Company.

         The Company is subject to the "business combination" statute of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," with certain specified exceptions. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, owned) 15% or more of the corporation's voting stock. The effect of Section 203 of the DGCL may be to make it more difficult to effect a change in control of the Company.

                                USE OF PROCEEDS

         All of the shares of Class A Common Stock offered hereby are being offered by the Selling Stockholder and were acquired by the Selling Shareholder in connection with the exercise of certain non-qualified stock options. The Company will receive no part of the proceeds of any sales made hereunder. Pursuant to the terms of the Merger Agreement, the options which the Selling Stockholder exercised to acquire the shares being sold hereunder would have been cashed out upon consummation of the Merger. For individual tax planning purposes, the Selling Stockholder elected to exercise the options and simultaneously sell the shares.

                              SELLING STOCKHOLDER

         The shares offered hereby are shares of Class A Common Stock which have been acquired pursuant to a Stock Option Agreement between the Company and the Selling Stockholder. The following table sets forth certain information with respect to the Selling Stockholder.


                                                                                                     SHARES OWNED
                                                                                                    AFTER OFFERING
                                                      TOTAL SHARES OWNED                            --------------
                               RELATIONSHIP WITH            AS OF            TOTAL SHARES
      NAME AND ADDRESS            THE COMPANY          DECEMBER 8, 1997        OFFERED           NUMBER       PERCENT (2)
      ----------------            -----------          ----------------        -------           ------       -----------
Robert F.X. Sillerman        Executive Chairman and      1,287,535(1)           75,000        1,212,535(1)       13.5%
150 East 58th Street         Director
19th Floor
New York, New York 10155

----------------------

(1) Includes (i) 537,285 shares that may be acquired pursuant to the exercise of options that have been vested or will vest in 60 days and
         (ii) 600,000 shares issuable upon the exercise of warrants issued to Sillerman Communications Management Corporation, a company controlled by Mr. Sillerman. Does not include 1,024,168 shares of Class B Common Stock, which generally has 10 votes per share, held by Mr. Sillerman.

(2) Based on 8,974,762 shares of Class A Common Stock issued and outstanding as of December 8, 1997.



                              PLAN OF DISTRIBUTION

         The shares of Class A Common Stock offered hereby by the Selling Stockholder or his transferees are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed herein. Sales may be made on the Nasdaq National Market or a national securities exchange on which shares of Class A Common Stock may trade in the future, at the price then prevailing at the time of sale, or (i) through privately negotiated transactions directly with purchasers or (ii) through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or commissions from the Selling
Stockholder and/or purchasers of the Class A Common Stock form whom they act as agent ((i) and (ii) above, collectively, the "Alternate Methods"). It is anticipated that the underlying shares will be sold to a broker dealer at prices, and for compensation, to be negotiated between the Selling Stockholder and such broker dealer. The broker dealer may retain such shares or resell such shares (or any interest therein) in any legal manner. The prices and compensation for such sale are being negotiated based in part on trading in the stock and in connection with a contract proposed to be entered into between the broker dealer and the Selling Stockholder. The contact will relate to the value of shares of SFX Entertainment if and when issued as a dividend in the Spin-Off. See "Recent Developments." Unless disclosed otherwise in a Prospectus Supplement or Amendment (see below), any sale pursuant to the Alternate Method described in clause (i) above will be negotiated directly between the Selling Stockholder and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

         Any offer or sale made pursuant to an Alternate Method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from the Selling Stockholder that he has elected to use an Alternate Method for an offer or sale, and to the extent required by the Securities Act, a Prospectus Supplement or Amendment will be distributed which will set forth the aggregate number of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholder or the purchasers or the shares, any discounts, commissions or concessions allowed or reallowed or paid to dealers and any other material information required by the Securities Act.

         The Selling Stockholder and any underwriter, broker, dealer or other agent that participates in the distribution of the shares of Class A Common Stock offered hereby may be deemed to be "underwriters", as that term is construed within the meaning of the Securities Act, in which event any profit on the sale of the shares of Class A Common Stock by then and any discounts and commissions received by any such underwriter, broker, dealer or other agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company has informed the Selling Stockholder that the anti-manipulative rules contained in Regulation M under the Exchange Act may apply to his sales in the market and has informed them of the requirement for delivery of this Prospectus in connection with any sale of Class A Common Stock offered hereby. All expenses of registration incurred in connection with the offering being made of this Prospectus are being borne by the Company, but any brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.

         Any shares of Class A Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Baker & McKenzie, New York, New York. Baker & McKenzie has also served as counsel to entities controlled by the Selling Stockholder, Robert F.X. Sillerman, who is the Executive Chairman and a Director of the Company, who directly and through his affiliates, including Sillerman Communications Management Corporation ("SCMC") and Sillerman Communications Partners, L.P. ("SCP") and The Sillerman Companies ("TSC"), controls a majority of the voting power of the Company. Howard J. Tytel is of Counsel of Baker & McKenzie, and also is Executive Vice President, General Counsel, Secretary and a Director of the Company, SCMC, SCP and TSC, and holds an equity interest in SCMC, SCP and TSC (which equity interest does not include the right to vote or dispose of interests in SCMC, SCP and TSC). A portion of the proceeds of the shares offered hereby will be paid by the Selling Stockholder to Mr. Tytel as fees for consulting and other services provided to Mr. Sillerman. In addition, Mr. Tytel directly owns 18,108 shares of Class A Common Stock, 6,176 shares of which are purchasable upon the exercise of options which have vested or will vest within 60 days.

                                    EXPERTS

         The consolidated financial statements and schedule of the Company and its subsidiaries appearing in SFX Broadcasting, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The combined balance sheet of The Secret Stations: Indianapolis and Pittsburgh as of June 30, 1996, and the related combined statements of operations and cash flows fro the year then ended, incorporated herein by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents of SFX Broadcasting, Inc., a Delaware corporation (the "Company"), are incorporated by reference into this Registration Statement:


         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

         3. The Company's Current Reports on Form 8-K dated January 17, 1997, January 21, 1997, January 22, 1997, January 27, 1997; April 15, 1997, June 16,
1997, July 11, 1997, August 25, 1997 and December 11, 1997 and the Company's Current Report on Form 8-K/A dated June 16, 1997; and

         4. The description of the Company's Class A Common Stock, $.01 par value per share, contained in the Company's Registration Statement on Form 8-A (File No. 0-22486) filed with the Securities and Exchange Commission on September 29, 1993, as amended.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Inapplicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the issuance of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Baker & McKenzie, New York, New York. Baker & McKenzie has also served as counsel to entities controlled by the Selling Stockholder, Robert F.X. Sillerman, who is the Executive Chairman and a Director of the Company, who directly and through his affiliates, including Sillerman Communications Management Corporation ("SCMC") and Sillerman Communications Partners, L.P. ("SCP") and The Sillerman Companies ("TSC"), controls a majority of the voting power of the Company. Howard J. Tytel is of Counsel of Baker & McKenzie, and also is Executive Vice President, General Counsel, Secretary and a Director of the Company, SCMC, SCP and TSC, and holds an equity interest in SCMC, SCP and TSC (which equity interest does not include the right to vote or dispose of interests in SCMC, SCP and TSC). A portion of the proceeds of the shares offered hereby will be paid by the Selling Stockholder to Mr. Tytel as fees for consulting and other services provided to Mr. Sillerman. In addition, Mr. Tytel directly owns 18,108 shares of Class A Common Stock, 6,176 shares of which are purchasable upon the exercise of options which have vested or will vest within 60 days.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under similar conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's By-Laws, as amended (the "By-Laws") provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The By-laws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is, was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

         The By-Laws state that, to the extent that a director or officer of the Company shall be successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

         The By-Laws further provide that any indemnification (unless ordered by a court) shall be paid by the Company as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the By-Laws unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in the By-Laws. Such determination shall be made (i) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         The By-Laws further require that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the By-Laws.

         The By-Laws require the Board of Directors of the Company to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the ByLaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

         The By-Laws also provide that the indemnification and advancement of expenses provided by, or granted pursuant to, the By-Laws shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, heirs, executors and administrators of such person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
                  Inapplicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION

5.1               Opinion of Baker & McKenzie.

23.1              Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2              Consent of Ernst & Young LLP.

23.3              Consent of Arthur Andersen LLP.

25.1 Power of Attorney (included on the signature page of the Registration Statement).

ITEM 9.  UNDERTAKINGS.

         RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the Prospectus any facts of events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1) (i) and (1)
                           (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  FILING INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  FILING OF REGISTRATION STATEMENT ON FORM S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of December, 1997.



                                   SFX BROADCASTING, INC.

                                   By: /s/ Howard J. Tytel
                                      ----------------------------------------
                                       Howard J. Tytel
                                       Executive Vice President and Secretary




                               POWER OF ATTORNEY

                  In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Robert F.X. Sillerman or Howard J. Tytel as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


               SIGNATURE                              TITLE                                     DATE
------------------------------     ------------------------------------------------        -----------------
/s/ Robert F.X. Sillerman          Executive Chairman and Director                         December 10, 1997
-------------------------------    (principal executive officer)
    Robert F.X. Sillerman

/s/ Michael G. Ferrel              Chief Executive Officer and Director                    December 10, 1997
-------------------------------
    Michael G. Ferrel

                                   Chief Operating Officer, Executive Vice                 December __, 1997
-------------------------------    President and Director
    D. Geoffrey Armstrong

/s/ Thomas P. Benson               Chief Financial Officer, Treasurer and Director         December 10, 1997
-------------------------------    (principal financial and accounting officer)
    Thomas P. Benson

/s/ Howard J. Tytel                Executive Vice President, Secretary and Director        December 10, 1997
-------------------------------
    Howard J. Tytel

/s/ James F. O'Grady, Jr.          Director                                                December 10, 1997
-------------------------------
    James F. O'Grady, Jr.

/s/ Paul Kramer                    Director                                                December 10, 1997
-------------------------------
    Paul Kramer

/s/ Richard A. Liese               Director                                                December 10, 1997
-------------------------------
    Richard A. Liese

/s/ Edward F. Dugan                Director                                                December 10, 1997
-------------------------------
    Edward F. Dugan

                                 EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------
5.1         Opinion of Baker & McKenzie.

23.1        Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2        Consent of Ernst & Young LLP.

23.3        Consent of Arthur Andersen LLP.

25.1 Power of Attorney (included on the signature page of the Registration Statement).